HollyFrontier Corporation and Holly Energy Partners Announce Completion of Acquisition of Interest in UNEV Pipeline
Holly Energy Partners to Hold Webcast at 4:00 p.m., Eastern time, on July 12, 2012
7/12/2012
DALLAS, TX — HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier”) and Holly Energy Partners, L.P. (NYSE:HEP) (“Holly Energy”) today announced that they have completed the acquisition of HollyFrontier’s 75% interest in UNEV Pipeline, LLC (“UNEV”) by Holly Energy for $315 million, subject to certain post-closing purchase price adjustments. UNEV is the owner of an approximate 400 mile, 12-inch refined products pipeline currently running from Woods Cross, Utah to Las Vegas, Nevada, related products terminals near Cedar City, Utah and Las Vegas, Nevada and other related assets. The purchase price of $315 million was paid with $260 million in cash and approximately 1.0 million Holly Energy common units valued at $55 million, issued to a subsidiary of HollyFrontier.

In connection with the closing of the transaction, HollyFrontier, the owner of Holly Energy’s general partner, agreed to forego its right to $1.25 million per quarter of incentive distributions from Holly Energy that the general partner would otherwise be entitled to receive over the 12 consecutive quarters following the closing of the transaction and up to an additional 4 quarters in certain circumstances. HollyFrontier also received a profits interest that will be paid beginning the fifth year after the closing based on UNEV’s EBITDA for the fourth year following the closing, by which it would be entitled in certain circumstances to receive 50% of Holly Energy’s portion of UNEV’s EBITDA over $30 million (subject to adjustment in certain circumstances), until the earlier of reaching a cap or 20 years following the closing.

Holly Energy Partners has scheduled a webcast for Thursday July 12, 2012 at 4:00 p.m., Eastern time, to discuss the transaction: This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1007250

About Holly Energy Partners, L.P.:

Holly Energy, headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier, a subsidiary of which, giving effect to the transaction described above, owns a 44% interest (which includes a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho, Utah, Kansas and Wyoming. In addition, Holly Energy owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area, and a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada, and related products terminals.

Information about Holly Energy Partners L.P. may be found on its website at http://www.hollyenergy.com.

About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier Corporation operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. Giving effect to the transactions described above, subsidiaries of HollyFrontier also own a 44% interest (including a 2% general partner interest) in Holly Energy.
Information about HollyFrontier Corporation may be found on its website at http://www.hollyfrontier.com.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: References in this statement to “we” or “our” refer collectively to HollyFrontier and Holly Energy. The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “will,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of Holly Energy’s general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and Holly Energy’s general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor Holly Energy’s general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on Holly Energy’s pipelines and/or terminalled in Holly Energy’s terminals;

•	the economic viability of HollyFrontier, Alon USA, Inc. and Holly Energy’s other customers;

•	the demand for refined petroleum products in markets HollyFrontier and Holly Energy serve; and

•	other risks and uncertainties detailed from time to time in HollyFrontier’s and Holly Energy’s Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law,

we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:
M. Neale Hickerson,
Julia Heidenreich

Investor Relations
HollyFrontier Corporation / Holly Energy Partners
214-871-3555